Exhibit 99.3
NOTHING IN THIS ANNOUNCEMENT CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO. THE CONSENT SOLICITATION IS MADE FOR THE SECURITIES OF A COMPANY OUTSIDE THE U.S. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A COUNTRY OTHER THAN THE U.S. THAT ARE DIFFERENT FROM THOSE OF THE U.S.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE U.S. FEDERAL SECURITIES LAWS, SINCE VAB BANK IS LOCATED IN A COUNTRY OTHER THAN THE U.S., AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A COUNTRY OTHER THAN THE U.S. YOU MAY NOT BE ABLE TO SUE A COMPANY OUTSIDE THE U.S. OR ITS OFFICERS OR DIRECTORS IN A COURT OUTSIDE THE U.S. FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A COMPANY OUTSIDE THE U.S. AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.
5 March 2010
OPEN JOINT-STOCK COMPANY VSEUKRAINSKY AKSIONERNY BANK
(“VAB BANK” OR THE “BORROWER”)
COMMENCES A CONSENT SOLICITATION IN RELATION TO THE OUTSTANDING
U.S.$125,000,000 10.125 PER CENT. LOAN PARTICIPATION NOTES DUE 2010
(OF WHICH U.S.$122,000,000 ARE OUTSTANDING)
ISSUED BY, BUT WITH LIMITED RECOURSE TO, CREDIT SUISSE INTERNATIONAL
(THE “ORIGINAL ISSUER” OR “ORIGINAL LENDER”)
FOR THE SOLE PURPOSE OF FUNDING A LOAN TO VAB BANK (THE “NOTES”)
Consent Solicitation
Pursuant to a consent solicitation memorandum dated 5 March 2010 (the “Consent Solicitation Memorandum”), the Original Issuer (acting in conjunction with its proposed successor VAB Finance No 1 Limited (the “New Issuer” or “New Lender”)), at the request and under the instructions of VAB Bank, announces that it is soliciting consents from Noteholders of the U.S.$125,000,000 10.125% Loan Participation Notes due 2010 (of which U.S.$122,000,000 are outstanding) (ISIN: XS0303241615) (the “Notes”) issued by, but with limited recourse to, the Original Issuer, for the sole purpose of funding a loan to VAB Bank, as further described below. The Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, is soliciting the approval of the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of Noteholders to be held at 4.00 p.m. (London time) on 22 March 2010 (the “Meeting”) to approve amendments to (i) the terms and conditions of the Notes (the “Conditions”), (ii) the loan agreement dated 30 May 2007 entered into by the Original Issuer and VAB Bank relating to the Notes (the “Loan Agreement”), (iii) the trust deed dated 6 June 2007 entered into by the Original Issuer and the Trustee (as defined below) (the “Trust Deed”) and (iv) the agency agreement dated 6 June 2007 entered into between, inter alios, Deutsche Bank AG, London Branch in its capacity as principal paying agent, Credit Suisse in its capacity as paying agent, the Original Issuer, and the Trustee (the “Agency Agreement”) (together the “Proposal”). In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, VAB Bank is offering to each Noteholder who votes in favour of the Extraordinary Resolution relating to the Proposal in accordance with the solicitation and the Consent Solicitation Memorandum prior to the Expiration Time (as defined in the Consent Solicitation Memorandum) (subject to the terms and conditions set out in the Consent Solicitation Memorandum) to redeem such Noteholder’s Qualifying Notes (as defined in the Consent Solicitation Memorandum) in an amount equal to the

Partial Redemption Amount (as defined in the Consent Solicitation Memorandum) on the Original Maturity Date.
Indicative Terms
Among other things, the Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Settlement Date:
1. The substitution of the Original Issuer with the New Issuer;
2. The substitution of the Original Lender with the New Lender;
3.	The extension of the final maturity date of the Notes from 14 June 2010 to the fourth anniversary of the Original Maturity Date;
4.	The extension of the repayment date of the Loan from 14 June 2010 to the fourth anniversary of the Original Maturity Date;
5.	An increase in the rate of interest on the Notes from 10.125 per cent. per annum to 10.5 per cent. per annum effective from the Settlement Date;
6.	An increase in the rate of interest on the Loan from 10.125 per cent. per annum to 10.5 per cent. per annum effective from the Settlement Date;
7.	The change in frequency of the payment of interest under the Notes from semi-annually to quarterly, payable every quarter year after the Original Maturity Date commencing on the Original Maturity Date;
8.	The change in frequency of the payment of interest under the Loan from semi-annually to quarterly, payable every quarter year after the Original Maturity Date commencing on the Original Maturity Date;
9.	The addition of a partial redemption under the Notes;
10.	The addition of a partial repayment under the Loan;
11.	An amendment to paragraph (j) of the definition of “Permitted Liens” in the Loan Agreement to increase the maximum permitted aggregate principal amount of Indebtedness secured by Liens at any one time from 15 per cent. to 20 per cent. of the Group’s assets as determined pursuant to the terms of the Loan Agreement;
12.	An amendment to the form of each of the Permanent Global Note and the Definitive Note so that the only instance in which a Noteholder may exchange its interests in the Permanent Global Note for a Definitive Note would be in the event that the Clearing Systems permanently go out of business without a successor; and
13.	The change in the minimum denomination of the Notes from U.S.$100,000 to U.S.$90,000; and
14.	All other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (13) above.

In addition to the above, Noteholders will be asked to give their consent to removing the existing Permanent Global Note (as defined in the Trust Deed) from the Common Depositary and replacing it with a new Permanent Global Note reflecting the applicable changes listed above.
Prior to the Meeting, the New Issuer has agreed with the Borrower, the Original Issuer and the Solicitation Agent to convert to a public limited company.
Timetable
The following table sets forth certain key dates for the Consent Solicitation, as described in the Consent Solicitation Memorandum:

Event	Date and Time

Expiration Date and Expiration Time	12:00 p.m. 19 March 2010

Deadline for Noteholders to deliver or procure delivery to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution to be eligible to receive the Partial Redemption Amount on the Original Maturity Date.

Date and time of the Noteholders’ Meeting	4:00 p.m. 22 March 2010

The announcement via the Clearing Systems of the results of the Meeting.	As soon as reasonably practicable after the Meeting.

Settlement Date	Subject to the Extraordinary Resolution having been passed at the Meeting (and which had not been adjourned) and having become effective in accordance with its terms, the date on which the Supplemental Trust Deed (including the Amended Conditions), the Supplemental Loan Agreement, the Supplemental Agency Agreement and any ancillary documents thereto have become effective, which shall be on or about 29 March 2010.

Original Maturity Date	14 June 2010.

Settlement in respect of the Partial Redemption Amount and Accrued Interest.

Partial Redemption Amount
The Partial Redemption Amount is being offered to each Noteholder who approves the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is passed, in consideration for, and subject to, the passing of the Extraordinary Resolution, as further described herein.
Subject to the terms and conditions specified in the Consent Solicitation Memorandum, Noteholders who submit a valid Electronic Voting Instruction, in favour of the Extraordinary Resolution by no later than 12:00 p.m. (London time) on the Expiration Date and who do not revoke their Electronic Voting Instruction or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution will be entitled to receive the Partial Redemption Amount on the Original Maturity Date, if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to 12:00 p.m. (London time) on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. See “Revocation of Voting Instructions” below. The Partial Redemption Amount payable to a Noteholder shall be an amount (rounded down to the nearest U.S.$1,000) equal to 10 per cent. of the Qualifying Notes held by such Noteholder. By payment of the Partial Redemption Amount on the Original Maturity Date, such principal amount of Notes of the relevant Noteholder as is equal to the Partial Redemption Amount will be redeemed by the New Issuer and shall cease to accrue interest thereafter.
If a Noteholder does not vote or votes against the Proposal, they will not be entitled to the Partial Redemption Amount. Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, from the Settlement Date, outstanding Notes will accrue interest at the new rate of interest from and including the Settlement Date to but excluding the new Maturity Date irrespective of whether holders thereof voted for, against or did not vote in respect of the Extraordinary Resolution.
Noteholders who submit or deliver their Electronic Voting Instructions after the Expiration Date will not be eligible to vote nor to receive the Partial Redemption Amount.
Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Expiration Time will, if the Extraordinary Resolution is passed, receive the Partial Redemption Amount on the Original Maturity Date.
The Partial Redemption Amount will be transferred to the Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg, as applicable, for onward delivery to Noteholders to whom it is payable on the Original Maturity Date, subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms. A Qualifying Noteholder eligible for the Partial Redemption Amount will have 10 per cent. of its Qualifying Notes (rounded down to the nearest U.S.$1,000) blocked in the Clearing Systems until the Original Maturity Date. The remaining 90 per cent. of the Qualifying Notes will be free to trade in the Clearing Systems following the Settlement Date.
Accrued Interest
Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, all Noteholders shall be paid all accrued and unpaid interest on the Notes payable in accordance with the Conditions from (and including) the last interest payment date (being

14 December 2009) to (but excluding) the Original Maturity Date to be calculated in accordance with the Conditions on the basis of (i) the original rate of interest of the Notes (10.125 per cent.) in respect of the period from (and including) 14 December 2009 to (but excluding) the Settlement Date and (ii) the new rate of interest of the Notes (10.5 per cent.) in respect of the period from (and including) the Settlement Date to (but excluding) the Original Maturity Date.
Rationale for the Offer
Descriptions of the background to the Consent Solicitation and of certain risk factors relating to the Consent Solicitation are set out in the Consent Solicitation Memorandum, a copy of which is available from each of the Tabulation Agent and the Solicitation Agent (as defined below), at the addresses set out below.
Voting and Quorum
Noteholders who wish to vote must do so in accordance with the procedures of the relevant clearing system. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the Expiration Time on the Expiration Date.
The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note (as defined in the Trust Deed), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.
To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting or adjourned meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed by a majority of not less than three-quarters of the votes cast.
Solicitation Agent and Tabulation Agent
The solicitation agent for the Consent Solicitation is UBS Limited (the “Solicitation Agent”). The tabulation agent for the Consent Solicitation is Lucid Issuer Services Limited (the “Tabulation Agent”). Any questions regarding procedures for the Consent Solicitation or requests for additional copies of the Consent Solicitation Memorandum and related documents, which are available for free and which describe the Consent Solicitation in greater detail may be directed to either of these parties. Contact details of each are provided below.

SOLICITATION AGENT:	TABULATION AGENT
UBS LIMITED 1 Finsbury Avenue London EC2M 2PP United Kingdom Attention: Liability Management Group Telephone: +44 (0)20 7567 0525 Facsimile: +44 (0)20 7568 5332 E-mail: mark-t.watkins@ubs.com	Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom

Attention: Lee Pellicci / David Shilson
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: vab@lucid-is.com

None of the Solicitation Agent, the Original Issuer, the New Issuer or the Tabulation Agent are making any recommendation to Noteholders as to whether or not they should provide consents in connection with the proposed amendments and/or to vote in favour of the Extraordinary Resolution.
The Notes may be blocked in the Clearing Systems for the purposes of appointing Proxies (as defined in the Trust Deed) under Block Voting Instructions (as defined in the Trust Deed) until 48 hours before the time fixed for the Meeting and a Noteholder may appoint a Proxy (as defined in the Trust Deed) either under a Block Voting Instruction by delivering written instructions to the Principal Paying Agent or by executing and delivering a Form of Proxy (as defined in the Trust Deed) to the Specified Office of a Paying Agent (as defined in the Trust Deed), in either case until 48 hours before the time fixed for the Meeting.
The Consent Solicitation is being made solely by means of the related Consent Solicitation Memorandum. Under no circumstances shall this announcement constitute the solicitation of an offer to sell the Notes or any other securities of VAB Bank. It also is not a solicitation of consents to the proposed amendments to the trust deeds applicable to the Notes. No recommendation is made as to whether Noteholders should tender their Notes or give their consent to the proposed amendments.
The Consent Solicitation is not being made in the Republic of Italy or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction.
None of the Solicitation Agents, the Tabulation Agent, the Trustee or the Original Issuer takes any responsibility for the contents of this announcement and none of the Original Issuer, VAB Bank, the Solicitation Agents, the Tabulation Agent, the Trustee or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Solicitation, or any recommendation as to whether Noteholders should provide their consent in the Solicitation. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Solicitation. If any Noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.
The announcement is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933 (the “Securities Act”) and, accordingly, the announcement has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.